Exhibit 2.1

                          PURCHASE AND SALE AGREEMENT


        THIS AGREEMENT is made as of the 30th day of April, 2003, by and between LANSDOWNE RESORT LIMITED PARTNERSHIP, an Illinois limited partnership (hereinafter called "Seller"), and LHO NEW ORLEANS LM, L.P., a Delaware limited partnership ("Purchaser").


                             W I T N E S S E T H:
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     WHEREAS, Seller owns the property known as the Lansdowne Resort in
Leesburg, Virginia and desires to sell such property to Purchaser on the terms and conditions set forth below; and

     WHEREAS, the Purchaser desires to purchase such property from Seller on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

     SECTION1. DEFINITIONS. Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

     A. "Closing" means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the cash purchase price described in Section 2 herein below.

     B. "Closing Date" means the date which is ten (10) days after the end of the Inspection Period, or such other date as shall otherwise be agreed upon by the parties for the Closing; provided, however, either party may extend the Closing Date for up to additional days if necessary to obtain the Mortgagee's approval and estoppel certificate referred to in Section 6(12) below.

     C. "Consumables" shall mean the following items which are located at or held in storage and available for use in connection with the Land and Improvements and which have a useful life which extends beyond the Closing
Date: (i) all unopened, store-room food and beverages (alcoholic and non-alcoholic) which are usable (Consumables described in this clause (i) being collectively, "Food and Beverage Consumables"), (ii) all opened food and beverages, whether alcoholic or non-alcoholic, and (iii) all goods held in inventory for sale (other than such goods owned by tenants or licensees) which are deemed usable, including without limitation pro shop inventory (Consumables described in this clause (iii) being collectively, "Shop Inventory").

     D. "Development Contracts" shall have the meaning set forth in Section 3(U) below.

     E. "Expendables" shall mean all china, glassware, stemware, silverware, bath mats, bath rugs, shower curtains, tools, linens, towels, bedding, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, engineering supplies, maintenance supplies, printing, stationery, uniforms and any other equipment, goods, utensils (other than Consumables and Furnishings) located at or usable in connection with any part of the Land and



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Improvements, whether in use or held in reserve storage for future use in connection with the operation of the Land and Improvements.

     F. "Financial Statements" means all financial statements and information relating to the Project which are referred to in Section 3(O) hereof.

     G. "First Mortgage" shall mean the first mortgage on the Project held by the Mortgagee with an outstanding principal balance of approximately $63,000,000.

     H. "Furniture, Fixtures and Equipment" shall mean all tangible personal property, excluding the Consumables, located on the Project, and used in connection with the ownership, operation and maintenance of the Project (collectively, the "FF & E"). The FF & E shall include all fixtures, furniture, furnishings, fittings, televisions, art work, vans and other vehicles, equipment, computer hardware and non-proprietary software, machinery, apparatus, appliances, china, glassware, linens, silverware, keys and uniforms owned by Seller and used in connection with the ownership, operation, and maintenance of the Project.

     I. "Improvements" means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land, including (without limitation) an approximately square foot hotel located on the Land, which includes 297 guest rooms and approximately ______ square feet of meeting rooms, and an eighteen hole golf course and is commonly known as the "Lansdowne Resort."

     J. "Inspection Period" shall mean the period commencing on the date hereof and ending at 5:00 P.M. Eastern Time on the date which is forty-five
(45) days after the date hereof.

     K. "Land" means the real property located in Leesburg, Virginia, containing approximately 206 acres for the original development on such real property and 348 acres for the expansion area for such real property, and more particularly described on Exhibit A hereto, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.

     L. "Loan Documents" shall have the meaning set forth in Section 3(T) below.

     M. "Management Agreement" shall have the meaning set forth in Section 3(S) below.

     N. "Mortgagee" means iStar Financial, Inc. which is the holder of the First Mortgage.

     O. "Operator" shall mean The Benchmark Management Company.

     P. "Permitted Exceptions" shall have the meaning set forth in Section 6(1) below.

     Q. "Personal Property" means all tangible and intangible personal property now or hereafter owned by the Seller and used in connection with the operation of the Project, including, without limitation, (i) the personal property described in Exhibit B, and all other building and construction materials, equipment, appliances, machinery and personal property owned by Seller and used in connection with the operation of the Project, (ii) the Consumables and Expendables, (iii) the Furniture, Fixtures and Equipment, (iv) all permits, licenses, certificates and approvals issued in connection with the Project, (v) Seller's right to use the name of the Project and all other names, logos, and designs used in connection with the Project, including the Project's bars, restaurants, banquet rooms and meeting rooms (excluding, however, the name of the Operator),


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(vi) the right to use the Project's telephone numbers and post office boxes,
(vii) all booking agreements, (viii) all service marks and trademarks, (ix) all prepaid assets, including prepaid advertising and sales materials, (x) all plans and specifications, operating manuals, guaranties and warranties and any other items used in the development and operation of the Project, (xi) any materials and other property relating to the development of the Project's second golf course, clubhouse and spa and the redevelopment of the Project's first golf course, and (xii) all books and records pertaining to the Project, including all documents relating to guests at the Project and employees at the Project.

     R. "Project" means the Land, the Personal Property and the Improvements.

     S. "Project Agreement(s)" means, collectively, the Service Contracts, the Permitted Exceptions, Tenant Leases, Equipment Leases, and any other lease, rental agreement, loan agreement, loan commitment, mortgage, deed of trust, easement, covenant or agreement affecting Seller's interest in the Project or any part thereof.

     T. "Title Company" means Chicago Title Insurance Company (Baltimore office).

     SECTION 2. AGREEMENT TO SELL AND PURCHASE.
                -------------------------------

     A. Purchase Price. On the Closing Date Seller shall convey the Project to Purchaser or Purchaser's designee on the terms and conditions set forth herein. On the Closing Date the Purchaser or Purchaser's designee shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to the Seller the purchase price ("Purchase Price") in immediately available funds of ONE HUNDRED FIFTEEN MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($115,800,000.00), subject to the prorations and credits set forth below, as follows:

1. Purchaser shall assume the First Mortgage and Van Financing Documents (hereinafter defined) at Closing and the outstanding principal balance of the First Mortgage shall be credited against the Purchase Price; provided, however, Seller shall retain (a) the obligation to pay any prepayment fee or penalty if and when the First Mortgage is prepaid, and
     (b) the right to receive the refund of the debt service reserve (including interest thereon) held by the Mortgagee (the "Debt Service Reserve") when the First Mortgage is repaid. If the First Mortgage is not repaid within twelve (12) months from the Closing, Purchaser shall pay Seller an amount equal to the funds held in the Debt Service Reserve on the 12th month anniversary of the Closing less the amount of the prepayment fee which would be due if the First Mortgage was repaid on such date, and Purchaser shall then be entitled to any funds in the Debt Service Reserve and shall be obligated to pay the prepayment fee if and when it is due. Such payment shall be made by Purchaser on the twelve month anniversary of the Closing and shall, at Purchaser's option, be either in the form of cash or in the form of shares of common stock in LaSalle Hotel Properties ("LHO stock") having a value equal to such amount based on the average NYSE closing price for such LHO stock over the last thirty (30) trading days prior to such twelve month anniversary. Purchaser shall give Seller notice at least ten (10) days prior to the end of such twelve month anniversary whether Purchaser shall pay Seller such amount in cash or in LHO stock. If Purchaser elects to pay Seller in LHO stock, Seller shall have the right, by giving Purchaser notice at least five days prior to the twelve month anniversary, to defer receipt of such payment until January, 2007, at which time Seller shall have the right to receive such payment in cash and shall not be obligated to accept payment in LHO


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     stock. If Purchaser reasonable believes in good faith that it has a claim against Seller under this Agreement on the twelve month anniversary of the Closing, Purchaser shall have the right to withhold from the payment due Seller hereunder a portion of such payment equal to such claim provided Purchaser deposits such portion in a joint order escrow with the Title Company. The Title Company shall then hold such portion in escrow until the parties mutually agree to the disposition of the funds in escrow or until there is a final ruling on Purchaser's claim from a court of applicable jurisdiction; and

2. The balance of the Purchase Price, plus or minus prorations, shall be paid in cash at the Closing.

     B. Earnest Money. Upon the execution of this Agreement, Purchaser shall deposit $1,000,000 (the "Initial Earnest Money Deposit") with the Title Company. Upon the expiration of the Inspection Period (defined below), Purchaser shall deposit an additional $4,000,000 with the Title Company (the "Second Earnest Money Deposit") provided this Agreement has not been terminated prior thereto (the Initial Earnest Money Deposit and the Second Earnest Money Deposit are herein collectively called the "Earnest Money"). The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account with all interest earned thereon payable to Purchaser. If this Agreement is terminated due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller's sole and exclusive remedy. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the Earnest Money shall be refunded to Purchaser.

     C. 12 Acre Parcel. Seller is currently negotiating a contract (the "12 Acre Contract")with Lansdowne Community Development, LLC, a Virginia limited liability company, or one of its affiliates (collectively "LCD"), for a portion of the Land described on Exhibit C attached hereto containing approximately twelve acres (the "12 Acre Parcel"). If the 12 Acre Contract is executed prior to the end of the Inspection Period, the general business terms of the 12 Acre Contract shall be subject to Purchaser's approval; and, if the 12 Acre Contract is executed after the Inspection Period, the entire 12 Acre Contract shall be subject to Purchaser's approval. In either event Purchaser's approval shall not be unreasonably withheld, and in either event the 12 Acre Contract shall be assigned to Purchaser at Closing if executed by Seller prior to the Closing. Without limiting the foregoing, the 12 Acre Contract shall provide that it is subject to confirmation by Purchaser within twelve (12) months of the Closing that Purchaser can relocate the planned clubhouse for the Property to a new location on the Property which is satisfactory to Purchaser in its sole discretion, including the right to obtain any necessary legal approvals for such relocation. If Purchaser closes on the sale of the 12 Acre Parcel to LCD, Purchaser shall pay Seller from the closing proceeds, after deducting any closing costs (including title insurance costs, transfer taxes, reasonable legal fees and any market brokerage fees payable to independent third-party brokers for the sale of the 12 Acre Parcel), the first $1,600,000 of net sale proceeds and, after Purchaser has retained the next $272,000 of net sale proceeds, any net sale proceeds received by Purchaser thereafter; provided, however, Seller shall be solely responsible for the cost of enforcing the 12 Acre Contract. If the Mortgagee requires that the proceeds from the sale of the 12 Acre Parcel be deposited in escrow with the Mortgagee for use in making improvements to the Project, then such payments shall be made to Seller as and when such proceeds are released from the escrow to Purchaser by the Mortgagee; provided, however, to the extent such proceeds are used for improvements to the Project, Purchaser shall pay Seller, as the proceeds are used, the amount Seller would have been entitled to pursuant to this paragraph up to the amount so used for the improvements.


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     D. 2-3 Acre Parcel. Seller is currently negotiating a contract (the "2-3
Acre Contract")with LCD, for a portion of the Land described on Exhibit D attached hereto containing two to three acres (the "2-3 Acre Parcel") for approximately $200,000 or $66,667 per acre. If the 2-3 Acre Contract is executed prior to the end of the Inspection Period, the general business terms of the 2-3 Acre Contract shall be subject to Purchaser's approval; and, if the 2-3 Acre Contract is executed after the Inspection Period, the entire 2-3 Acre Contract shall be subject to Purchaser's approval. In either event Purchaser's approval shall not be unreasonably withheld, and in either event the 2-3 Acre Contract shall be assigned to Purchaser at Closing if executed by Seller prior to the Closing. Without limiting the foregoing, the 2-3 Acre Contract shall provide that it is subject to confirmation by Purchaser that the sale of the 2-3 Acre Parcel will not impact any zoning or other governmental approvals for the remainder of the Project. If Purchaser closes on the sale of the 2-3 Acre Parcel to LCD, Purchaser shall pay Seller from the closing proceeds, after deducting any closing costs (including title insurance costs, transfer taxes, reasonable legal fees and any market brokerage fees payable to independent third-party brokers for the sale of the 2-3 Acre Parcel), in accordance with the formula set forth in Section 2(C) above (i.e., the proceeds from the sale of the 2-3 Acre Parcel shall be aggregated with the proceeds from the sale of the 12 Acre Parcel and such aggregated proceeds shall be distributed in accordance with Section 2(C) above); provided, however, Seller shall be solely responsible for the cost of enforcing the 2-3 Acre Contract.

     SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants to, and covenants and agrees with, Purchaser as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing):

     A. Due Organization. Seller is a limited partnership duly organized and validly existing under the laws of the State of Illinois and is qualified to do business in the State of Virginia; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller. Except for any consents required under the Loan Documents (defined below), no consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which the Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over the Seller or the Project.

     C. Title. Seller has good and marketable title to the Project, subject only to the Tenant Leases, Permitted Exceptions and those liens and encumbrances which will be released or assumed at Closing. All food and beverage operations at the Project are owned by Seller, and Seller owns all merchandise for sale at the Project other than merchandise in stores leased pursuant to the Tenant Leases.

     D. Intentionally Deleted.


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     E. FF & E, Consumables and Expendables. All of the Project's rooms and public areas are fully equipped; and, subject to normal wear and tear, all of the Furniture, Fixtures and Equipment are in good operating order and condition and are sufficient to operate the Project in accordance with Seller's past practices. All Consumables and Expendables are in good condition, are sufficient in quantities and quality for the proper and efficient operation of the Project and are suitable for the uses intended thereby.

     F. Permits and Legal Compliance. To the best of Seller's knowledge, Seller has all licenses, permits and certificates necessary for the use and operation of the Project, including, without limitation, all certificates of occupancy and hotel, restaurant and liquor licenses necessary for the occupancy and operation of the Project, and all permits and licenses necessary to complete development of the Project as currently contemplated. To the best of Seller's knowledge, the Project, including the use thereof, materially complies with all Project Agreements and all applicable laws, rules and regulations, including the Americans with Disabilities Act and all applicable zoning laws.

     G. No Proceedings. There is not now pending or, to the best of Seller's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against (i) the Project or (ii) the Seller which might have a material adverse effect on the Project. Without limiting the generality of the foregoing, Seller has not received any notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.

     H. Eminent Domain. There are no pending, or to the best of Seller's knowledge, threatened condemnation, eminent domain or similar proceedings relating to the Project or any portion thereof or any interest (whether legal, beneficial or otherwise) or estate therein.

     I. Zoning; Taxes. Except for the revised Riverfront Park Plan and clubhouse relocation in the Concept Plan Amendment which have been submitted to Loudoun County, there are no pending or, to the best of Seller's knowledge, threatened zoning changes or variances with respect to the Project; nor has anyone initiated any request or application for a zoning change or variance with respect to the Project. There are no pending or, to the best of Seller's knowledge, threatened changes in access to the Project. There are no pending or, to the best of Seller's knowledge, threatened reassessments or special tax assessments against the Project, and the Project is separately assessed for real estate tax purposes.

     J. Service and Supply Contracts. Attached hereto as Exhibit E is a list of all contracts or agreements to which Seller is a party for the providing of services or supplies to or management of the Project, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to Section 6 below, are herein referred to collectively as the "Service and Supply Contracts"). Seller has hereto delivered to Purchaser true and correct copies of the Service and Supply Contracts. Except as may be shown in said exhibit, all of the Service and Supply Contracts are in full force and effect and free from default and there is no existing event which, with the passage of time or giving of notice, or both, could become a default under the Service and Supply Contracts, and there are no disputes, claims or rights of set-off under the Service and Supply Contracts.

     K. Equipment Leases. Attached hereto as Exhibit F is a list of all equipment leases to which Seller is a party for the leasing of equipment for the Project, including (without limitation) a


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list of all amendments and modifications thereto and assignments thereof
(which leases, together with the equipment leases entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to
Section 6 below, are herein referred to collectively as the "Equipment Leases"). Seller has hereto delivered to Purchaser true and correct copies of the Equipment Leases. Except as may be shown in said exhibit, all of the Equipment Leases are in full force and effect and free from default and there is no existing event which, with the passage of time or giving of notice, or both, could become a default under the Equipment Leases, and there are no disputes, claims or rights of set-off under the Equipment Leases.

     L. Tenant Leases. Attached hereto as Exhibit G is a list of all outstanding leases or agreements pursuant to which any person occupies, or has the right to occupy, space in the Project including all amendments and modifications thereto and assignments and guaranties thereof (which leases, agreements and other documents, together with the lease documents entered into after the date hereof with the consent of Purchaser, are referred to collectively as the "Tenant Leases"). Seller has heretofore delivered to Purchaser true and correct copies of the Tenant Leases. Except as shown on such exhibit, (a) to the best of Seller's knowledge, there are no defaults under any of the Tenant Leases and the Tenant Leases are in full force and effect, there are no existing events which with the passage of time or giving of notice or both could become a default under the Tenant Leases, and there are no disputes, claims or rights of set-off under the Tenant Leases, (b) except as shown on such exhibit, there are no security deposits nor any rights to refunds of rents previously paid under the Tenant Leases, and all rents due to date have been paid on the Tenant Leases, (c) there are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases, (d) all of the landlord's concessions under the Tenant Leases have been paid and performed in full (other than any unexpired rent abatement set forth in the Tenant Leases), (e) to the best of Seller's knowledge there are no bankruptcy or insolvency proceedings pending or threatened with respect to any of the tenants under the Tenant Leases, and there are no material adverse changes in the financial condition of any such tenants, and (f) no tenant has notified Seller of any material, uncured defect or alleged defects in its premises or the common areas of the Project. In the event any such notices are received by Seller between the date of this Agreement and Closing, copies thereof shall be furnished to Purchaser, and Seller shall be obligated to correct the matters referred to therein prior to Closing.

     M. Labor Contracts. Attached hereto as Exhibit H is a list of all employees working on behalf of Seller at the Project, including their salaries and benefits, all of whom are employees of Seller's operator for the Project; and Purchaser will be under no obligation to use or hire such employees for the Project after Closing. There are no employment agreements or union contracts with respect to the Project that will be binding on Purchaser after Closing. There are no unfair labor proceedings, strikes or other employee disputes pending or, to the best of Seller's knowledge, threatened with respect to the Project. To Seller's knowledge, all employees working at the Project comply with all immigration laws and have all work permits, visas and other documents necessary to legally work at the Project.

     N. Disclosure. There are no contracts or agreements of any kind relating to the Project to which Seller or its agents is a party and which would be binding on Purchaser after Closing, including brokerage agreements, other than this Agreement, the documents delivered pursuant hereto, the Permitted Exceptions, the Equipment Leases, Tenant Leases, Service Contracts, the 12 Acre Contract, the 2-3 Acre Contract and the Development Contracts. To the best of Seller's knowledge, there are no other facts or events which could materially affect the Project which have not been disclosed to Purchaser.


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     O. Financial Information. Seller has delivered to Purchaser audited financial statements for the Project for calendar years 2001 and 2002, prepared by Ernst & Young. Such financial statements are true, complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, and no material adverse change has occurred from the respective dates thereof to the date hereof; no material adverse change has occurred in the condition (financial or otherwise) of the Project, since the dates of such statements.

     P. Bookings. Attached hereto as Exhibit I is a list of all bookings for the Project as of the date set forth on Exhibit I.

     Q. Hazardous Wastes. Except as disclosed in the environmental reports for the Project which have been delivered to Purchaser, to the best of Seller's knowledge, the Project is free of asbestos, PCBs, toxic wastes and other hazardous materials, has never been used as a dumping site or storage site for toxic or hazardous wastes and is in compliance with all environmental laws. For purposes of this paragraph, "toxic wastes and other hazardous materials" shall include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, and so-called "Superfund" or "Superlien" law, or any Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     R. ERISA. Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of any such employee benefit plan or plans.

     S. Management Agreement. Seller and Operator are parties to a Master Management Agreement, dated August 17, 1989, as amended on November 30, 1999, for the Project (the "Management Agreement"). The Management Agreement has not been modified or amended and is in full force and effect. Seller has previously delivered to Purchaser a true, correct and complete copy of the Management Agreement. To the best of Seller's knowledge, there are no defaults by Seller under the Management Agreement and there are no existing events which with the passage of time or giving of notice or both could become a default by Seller under the Management Agreement, and there are no disputes or claims or rights of set-off against Seller under the Management Agreement. No unpaid incentive fees have accrued under the Management Agreement, and Seller does not anticipate or believe that any will accrue during calendar year 2003.

     T. First Mortgage. Attached hereto as Exhibit J is a list of all agreements and other documents, including all amendments and modifications, evidencing, securing or relating to First Mortgage (the "Loan Documents"). Seller has heretofore delivered to Buyer true, correct and complete copies of the Loan Documents. The principal amount of the First Mortgage currently outstanding is approximately Sixty-Three Million Dollars ($63,000,000), all accrued interest which has become due thereunder has been paid to the date hereof, and there are no other amounts owed in connection with the First Note or the other Loan Documents. Seller has not received any notification that Seller is in default of its obligations under the Loan Documents, and to Seller's knowledge, Seller is not in default of its obligations thereunder; and there are no disputes or claims outstanding in connection with the Loan Documents.


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     U. Development. Attached hereto as Exhibit K is a list of all contracts to which Seller is a party for development of improvements on the Land, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which contracts, together with any development contracts entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to Section 6 below, are herein referred to collectively as the "Development Contracts"). Seller has hereto delivered to Purchaser true and correct copies of the Development Contracts. Except as may be shown in said exhibit, all of the Development Contracts are in full force and effect and free from default by Seller and there is no existing event which, with the passage of time or giving of notice, or both, could become a default by Seller under the Development Contracts, and there are no disputes, claims or rights of set-off under the Development Contracts. All amounts that have been paid and are remaining to be paid by Seller under the Development Contracts are set forth in Draw Request No. 10, dated March 25, 2003, a true and correct copy of which has been delivered to Purchaser. Seller has not received any information which would indicate that development of the Project can not be completed substantially in accordance with the budget attached hereto as Exhibit T (the "Development Budget") and the plans previously delivered to Purchaser (the "Development Plans"), and such Development Budget and Development Plans incorporate all material information known to Seller about the completion of such development.

     V. Golf Membership Documents. Attached hereto as Exhibit U is a list of all agreements and other documents, including all amendments and modifications, evidencing or relating to memberships in the Project's golf club (the "Golf Membership Documents"). Seller has heretofore delivered to Buyer true, correct and complete copies of the Golf Membership Documents. Seller has not received any notification that Seller is in default of its obligations under the Golf Membership Documents, and to Seller's knowledge, Seller is not in default of its obligations thereunder; and there are no disputes or claims against Seller outstanding in connection with the Golf Membership Documents. All money which has been paid under the Golf Membership Documents has been deposited in the Golf Membership Deposit Account.

     W. Van Loan Documents. Attached hereto as Exhibit V is a list of all agreements and other documents, including all amendments and modifications, evidencing or relating to the financing of the Project's vans (the "Van Financing Documents"). Seller has heretofore delivered to Buyer true, correct and complete copies of the Van Financing Documents. Seller has not received any notification that Seller is in default of its obligations under the Van Financing Documents, and to Seller's knowledge, Seller is not in default of its obligations thereunder; and there are no disputes or claims against Seller outstanding in connection with the Van Financing Documents. There is currently outstanding $ owed by Seller under the Van Financing Documents.

     PURCHASER ACKNOWLEDGES THAT, IF IT DOES NOT ELECT TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 6(4) BELOW, PURCHASER SHALL BE DEEMED SATISFIED WITH ITS INVESTIGATION OF THE PROJECT SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN. EXCEPT AS SET FORTH HEREIN, THE PROJECT IS BEING SOLD "AS IS" AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, OR ANY OTHER MATTER; AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, PURCHASER TAKES THE PROJECT ON AN "AS IS" AND "WHERE IS" BASIS. If Purchaser discovers during the Inspection Period that any of Seller's representations and warranties herein are not true and Purchaser nonetheless elects to waive its right to terminate this Agreement pursuant to Section 6(4) below, Purchaser shall be deemed to have waived any claim for the breach of such representation and warranty. If Purchaser discovers after the Inspection Period and prior to the Closing that any of Seller's representations and warranties herein are not true and Purchaser desires to terminate this Agreement as a result thereof, Purchaser shall give Seller notice of the breach of such representation and warranty, and Seller shall have a maximum of ten (10) business days to cure such breach. If the cost to cure such default does not exceed $100,000 but Seller is unable to cure such default within such ten (10) business day period after using best efforts to do so, Seller may deposit 150% of the cost to cure such default in a joint order escrow with the Title Company in which case Purchaser shall be obligated to proceed with the Closing notwithstanding such default. The funds in such escrow shall be released to Seller upon the curing of such default; provided, however, if such default is not cured within twelve
(12) months, Purchaser may use such money to cure such default or reimburse itself for such cure. The representations and warranties set forth above shall terminate twelve (12) months after the Closing except to the extent Purchaser gives Seller notice of the breach thereof during such twelve (12) month period. For purposes of this Agreement, phrases such as "Seller's knowledge," "to the best of Seller's knowledge" or "known to Seller' shall mean the current actual knowledge of Joel A. Stone, Michael L. Stone and/or Thomas A. Gatti on the particular date the representation or warranty is deemed to be made, without independent inquiry or investigation other than inquiries of the general manager and controller for the Project.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to, and covenants and agrees with, Seller as of the date hereof and as of the Closing as follows (all of which representations shall be deemed automatically remade as of the Closing):

     A. Due Organization. Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser. No consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

     C. No Proceedings. There are not now pending or, to the best of Purchaser's knowledge, threatened, any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder. There is not now pending or, to the best of Purchaser's knowledge, threatened any action, suit or proceeding before any court or governmental agency or body which might adversely affect Purchaser's ability to perform its obligations hereunder.

     SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING. The Seller shall do all of the following, from and after the date hereof through and including the Closing Date:

          (a) operate and maintain the Project in the same manner as currently being operated and maintained, maintain the good will of the Project and subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 6(3), cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted); and promptly correct all building code and other governmental violations with respect to the Project of which it receives notice or has knowledge prior to Closing;

          (b) maintain the Furniture, Fixtures and Equipment in the same manner as currently being maintained, and not remove any of the Furniture, Fixtures or Equipment from the Project unless replaced with Furniture, Fixtures and Equipment of at least as good a quality as that removed;

          (c) maintain the Consumables and Expendables in the same manner as currently being maintained and in quantities consistent with historic levels at the Project;

          (d) maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements;

          (e) without the prior written consent of Purchaser which shall not be unreasonably withheld or delayed, not enter into any new Project Agreements, or any other agreements affecting the Project which would be binding on Purchaser after Closing, not modify, amend, terminate, cancel or grant concessions regarding any such existing contracts or agreements, including the Management Agreement, which would be binding on the Purchaser after Closing, and perform all of its obligations under the Project Agreements, including the Management Agreement;

          (f) without the prior written consent of Purchaser (except in the case of emergencies), not make, or obligate itself to make, any material alterations or modifications to the Project except as set forth in the Second Loan Modification Agreement which is set forth on Exhibit J attached hereto;

          (g) not amend or modify the First Mortgage or the other Loan Documents or the Van Financing Documents, not make any prepayment under the First Mortgage or borrow additional money under the First Mortgage or Van Financing Documents, and perform all of its obligations under the First Mortgage and the other Loan Documents and the Van Financing Documents;

          (h) without the prior written consent of Purchaser, not enter into any new bookings for the Project which are not in the ordinary course of business and consistent with past practices or, after the end of the Inspection Period, exceed one hundred (100) room nights or obligate the Project to a rate which is not cancelable on thirty (30) days' notice or less; and

          (i) not make any material modifications to the Development Budget or the Development Plans without the prior written approval of Purchaser, which approval shall not be unreasonably withheld.

     SECTION 6. CONDITIONS TO CLOSING. In addition to the conditions provided in other provisions of this Agreement, the parties' obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party's obligation to perform hereunder (subject to such party's waiver in strict accordance with Section 9 below):

          (1) Seller shall promptly deliver to Purchaser copies of Seller's most recent survey and title report for the Project, and Purchaser shall obtain and deliver to Seller as soon as possible each of the following:
     (i) an ALTA/ACSM Class A survey of the Project (the "Survey") certified to Purchaser, Mortgagee and the Title Company, (ii) evidence (which can be in the form of a certificate of the surveyor in form and substance acceptable to Purchaser) as to any flood plains affecting the Project, and (iii) a current title insurance commitment for the Project (the "Title Commitment") together with legible copies of all exceptions appearing in such title commitment. Seller shall discharge any liens or encumbrances of a definite or ascertainable amount shown therein, including any mortgages or deeds of trust on the Project, other than the First Mortgage. Purchaser shall have ten (10) days to approve the Survey and all other matters in the Title Commitment. The First Mortgage and all other matters showing thereon which are approved by Purchaser shall be deemed "Permitted Exceptions." If Purchaser disapproves any other matters in the Survey or Title Commitment, Seller shall use its best efforts to cure such matters; but if Seller cannot cure such matters within fifteen
     (15) days, Purchaser may elect to terminate this Agreement or accept such matters as Permitted Exceptions; provided, however, Seller shall in any event (a) cause to be discharged and released of record any liens or monetary encumbrances voluntarily placed on the Project by Seller other than the Loan Documents and the Equipment Leases and (b) cause to be discharged and released of record or insured over any other liens or monetary encumbrances up to the aggregate amount of $100,000 placed on the Project.

          (2) As a condition to each party's obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date.

          (3) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds $500,000 in the aggregate; provided, however, that in the event of such destruction or damage, Purchaser may elect to proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage (including any rent loss insurance) and shall pay to Purchaser the amount of any deductibles thereunder. If the cost of repairing the destruction, damage or loss is less than $500,000 in the aggregate, the parties shall proceed with the Closing as provided herein and the cost of repair shall be deducted from the Purchase Price. Prior to the end of the Inspection Period, Seller shall cause Purchaser to be named as an additional insured as its interest may appear on Seller's business interruption policy for the Project, which policy shall include coverage for at least one year of business interruption at the Project. Proceeds under the business interruption policy for the period prior to Closing shall be paid to Seller, and proceeds under such policy for the period from and after Closing shall be paid to Purchaser.

          (4) As a condition of Purchaser's obligation to perform hereunder (and not as a default), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project (including, but not limited to, the physical and environmental condition of the Project); provided, however, if Purchaser does not notify Seller in writing by the end of the Inspection Period that it is not so satisfied, this condition shall be deemed waived by Purchaser. Purchaser shall not be required to give its reasons for terminating this Agreement pursuant to this paragraph, and Purchaser's notice shall be conclusive evidence that it is dissatisfied with the Project.

          (5) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any part thereof or any interest or estate therein by condemnation, eminent domain or similar proceedings which is material to the Project; provided, however, Purchaser may elect to waive such condition. If the taking or threatened taking is not material to the Project or if the taking or threatened taking is material and Purchaser waives its right to terminate this Agreement, Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding. A taking or threatened taking to the Project shall be deemed material if it reduces the value of the Project by more than $500,000 or materially impacts the operation of the Project.

          (6) As a condition to Purchaser's obligation to perform hereunder, that as of the Closing Date, the Project Agreements shall be in full force and effect, unmodified and unwaived, and in good standing and free from default by Seller except as reasonably approved otherwise by Purchaser and except for Project Agreements which by their terms expire prior to the Closing Date.

          (7) Seller covenants and agrees, and it shall be a condition to Purchaser's obligation to perform its undertakings hereunder, that from and after the date hereof, at all reasonable times, Purchaser (and its agents) shall be permitted access to the Project and to all books, records and reports relating to the Project for the purpose of inspecting same, and Purchaser (and its agents) shall have the right to photocopy any and all such books, records and information. All information relating to the Project made available to Purchaser shall be treated as confidential. Purchaser (and its agents) shall also have the right to meet with the operator of the Project (including key employees and consultants) and tenants in the Project to discuss any matters relating to the operation of the Project. Any entry by Purchaser and its agents on the Project shall be upon reasonable prior notice to Seller, and Purchaser will indemnify and hold Seller harmless against any and all injuries, claims, losses, damages and expenses arising out of its negligence in the performance of any such entry, inspection or other activities. Prior to performing any inspections of the Project, Purchaser shall provide Seller with a certificate of insurance from Purchaser's insurance carrier evidencing that Purchaser has in place commercial general liability insurance in an amount not less than $1,000,000 combined limits for any injuries, deaths or property damage sustained as a result of such inspections. If this Agreement is terminated for any reason, Purchaser shall return to Seller any documents related to the Project which were given to Purchaser by Seller or its representatives.

          (8) As a condition to Purchaser's obligation to perform hereunder, no notices of any material violations of building codes or other governmental regulations and no requests for material repairs to the Project shall have been issued with respect to the Project which have not been corrected prior to Closing; provided, however, if there are any notices of immaterial violations or requests for repairs, Seller shall give Purchaser a credit at Closing for the reasonable cost to correct such notice or request.

          (9) Seller acknowledges that Purchaser intends to obtain all licenses, including liquor licenses, necessary for the operation of the Project. To the extent necessary Seller shall cooperate with Purchaser to obtain the required approvals for such license, and the costs and expenses associated with Purchaser's efforts to obtain such licenses shall be paid by the Purchaser. It is expressly understood and agreed that Purchaser's ability to obtain all necessary licenses for the Project, including liquor licenses, is a condition precedent to the obligations of Purchaser to purchase the Project pursuant to this Agreement. Purchaser agrees to use its best efforts to obtain the required licenses; and Purchaser may, upon at least five (5) days' prior notice, extend the Closing Date for up to ninety (90) days in order to obtain the liquor license. If the Closing is postponed pursuant to this paragraph and, as a result, any estoppel certificates to be delivered hereunder would be dated more than thirty (30) days prior to the Closing, Seller shall use its best efforts to obtained updates of such estoppel certificates; but Seller's ability to obtain such updates shall not be a condition of Closing and Purchaser shall proceed with the Closing on the terms set forth herein even though such estoppel certificates are not dated within thirty (30) days of Closing.

          (10) As a condition to Purchaser's obligation to perform hereunder, Purchaser may in its sole discretion elect to either (a) assume the Management Agreement at Closing in which case Seller shall deliver to Purchaser an estoppel certificate from the Operator, dated not more than thirty (30) days prior to Closing, in the form of Exhibit L attached hereto, or (b) require Purchaser to terminate the Management Agreement immediately prior to the Closing in which case Seller shall deliver a termination of the Management Agreement to Purchaser at the Closing and Purchaser shall give Seller a credit at the Closing for any termination fee owed in connection therewith up to a maximum of $1,000,000. Purchaser shall give Seller notice of its election at least thirty (30) days prior to the Closing.

          (11) As a condition to Purchaser's obligation to perform hereunder, Purchaser shall have obtained approval from the board of trustees of its general partner for the transaction set forth herein. If Purchaser does not notify Seller by the end of the Inspection Period that Purchaser has not obtained such approval, this condition shall be deemed waived by Purchaser. If Purchaser so notifies Seller by the end of the Inspection Period that Seller has not obtained approval for the transaction set forth herein, this Agreement shall be null and void and the Earnest Money shall be returned to Purchaser.

          (12) Purchaser shall have received approval from the Mortgagee for the assumption of the First Mortgage by Purchaser if required under the terms of the Loan Documents, and Purchaser shall have received an estoppel certificate from the Mortgagee, dated not more than thirty (30) days prior to Closing, confirming (a) the list all loan documents, including amendments and modifications thereto, evidencing, securing or otherwise affecting the loan secured by the First Mortgage, (b) the unpaid principal balance of the First Mortgage as of the Closing Date,
     (c) that there are no other outstanding obligations under the First Mortgage or the other Loan Documents other than accrued interest, (d) confirming the date to which interest has been paid under the First Mortgage, (e) the amounts held in escrow by the Mortgagee for the Project, and (f) that there is no default under the First Mortgage or the other Loan Documents or any existing events which with the giving of notice or the passage of time or both could become a default under the First Mortgage or other Loan Documents. If the Mortgagee is unwilling to give an estoppel certificate in the foregoing form through no fault of Seller, Purchaser shall accept such other form as the Mortgagee is reasonably willing to give. Seller intends to request a release from the Mortgagee for Joel A. Stone from his obligations under the guaranty listed on Exhibit J (the "Stone Release"); and, if Seller is unable to obtain the Stone Release, Purchaser shall indemnify and hold Joel A. Stone harmless from any obligations or liabilities under such guaranty to the extent such obligations or liabilities relate to events occurring at the Project from and after the Closing (the "Stone Indemnity").

          (13) If Seller enters into the 12 Acre Contract, Seller shall use its best efforts to obtain an estoppel certificate from the purchaser under the 12 Acre Contract, dated not more than thirty (30) days prior to Closing, confirming (a) that the 12 Acre Contract has not been modified or amended and is in full force and effect, (b) that Seller has performed all of its obligations under the 12 Acre Contract which are required to be performed through the date of such estoppel certificate, (c) the amount of any deposits or other payments which have been made under the 12 Acre Contract, and (d) that there is no default by Seller under the 12 Acre Contract or any existing events which with the giving of notice or the passage of time or both could become a default by Seller under the 12 Acre Contract. Seller shall include a provision in the 12 Acre Contract requiring the purchaser therein to deliver the foregoing estoppel certificate at Seller's request; but, if Seller is unable to obtain and deliver such estoppel certificate to Purchaser prior to the Closing through no fault of Seller, Seller shall deliver the foregoing estoppel certificate to Purchaser instead.

          (14) If Seller enters into the 2-3 Acre Contract, Seller shall use its best efforts to obtain an estoppel certificate from the purchaser under the 2-3 Acre Contract, dated not more than thirty (30) days prior to Closing, confirming (a) that the 2-3 Acre Contract has not been modified or amended and is in full force and effect, (b) that Seller has performed all of its obligations under the 2-3 Acre Contract which are required to be performed through the date of such estoppel certificate,
     (c) the amount of any deposits or other payments which have been made under the 2-3 Acre Contract, and (d) that there is no default by Seller under the 2-3 Acre Contract or any existing events which with the giving of notice or the passage of time or both could become a default by Seller under the 2-3 Acre Contract. Seller shall include a provision in the 2-3 Acre Contract requiring the purchaser therein to deliver the foregoing estoppel certificate at Seller's request; but, if Seller is unable to obtain and deliver such estoppel certificate to Purchaser prior to the Closing through no fault of Seller, Seller shall deliver the foregoing estoppel certificate to Purchaser instead.

          (15)At Purchaser's election, Seller shall use its best efforts to obtain an estoppel certificate from the other parties to the Development Contracts, dated not more than thirty (30) days prior to Closing, confirming (a) that the Development Contracts have not been modified or amended and are in full force and effect, (b) that Seller has performed all of its obligations under the Development Contracts which are required to be performed through the date of such estoppel certificate, (c) the amount of any deposits or other payments which have been made under the Development Contracts and the amounts remaining to be paid under the Development Contracts, and (d) that there is no default by Seller under the Development Contracts or any existing events which with the giving of notice or the passage of time or both could become a default by Seller under the Development Contracts. If Seller is unable to obtain and deliver such estoppel certificate to Purchaser prior to the Closing through no fault of Seller, Seller shall deliver the foregoing estoppel certificate to Purchaser instead.

     SECTION 7. CLOSING.

     A. Time. The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

     B. Actions. At the Closing, each party shall satisfy itself that the other is then in position to deliver the items specified in Section 7C below and that the conditions contained herein have been satisfied. Upon being so satisfied and concurrently with the delivery of the documents described below, the following, subject to the terms and conditions hereof, shall occur:

          (1) Seller shall convey the Project to Purchaser on the terms set forth herein; and

          (2) Purchaser shall pay to Seller the cash portion of the Purchase Price by wire transfer of immediately available funds, plus or minus prorations as set forth herein, on the terms set forth herein.

     At Purchaser's election, the Closing shall occur either as a "New York style" closing or through an escrow, the cost of which shall be shared equally between Purchaser and Seller. If Purchaser elects to have a "New York style" closing, Seller shall deliver to the Title Company a so-called gap indemnity agreement. Purchaser shall receive full possession of the Project at Closing, subject only to the Management Agreement if applicable, the Tenant Leases and the Permitted Exceptions and the Van Financing Documents.

     C. Deliveries.

          (1) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

               (a) a special warranty deed in the form customarily used in the jurisdiction where the Project is located;

               (b) a bill of sale and assignment for the Personal Property in the form of Exhibit M, executed by Seller;

               (c) an assignment to Purchaser's lessee of the Service and Supply Contracts, including the Management Agreement if it is to be assumed under the terms hereof, and the Development Contracts in the form of Exhibit N attached hereto (the "Assignment of Service and Supply Contracts and Development Contracts"), executed by Seller, assigning to Purchaser the Service and Supply Contracts, except for those which Purchaser has elected not to assume pursuant to subparagraph (l) below and except for the Management Agreement if it is not to be assumed under the terms hereof, and the Development Contracts;

               (d) an assignment of the Tenant Leases, in the form of Exhibit O hereto (the "Assignment of Tenant Leases"), executed by Seller, assigning the Tenant Leases to Purchaser;

               (e) an assignment to Purchaser's lessee of the Equipment Leases, in the form of Exhibit P hereto (the "Assignment of Equipment Leases"), executed by

          Seller, assigning to Purchaser the Equipment Leases except for those which Purchaser has elected not to assume pursuant to subparagraph
          (l) below;

               (f) a certificate from Seller that each of the representations and warranties contained in Section 3 hereof is true and correct as set forth herein as of the Closing Date. Such certificate shall contain an updated list of the Tenant Leases, Service Contracts and Equipment Leases, which Seller shall certify to be true and correct as of Closing.

               (g) written acknowledgments (the "Estoppel Certificates") from the parties (other than the Seller) obligated on the Tenant Leases (said estoppels from tenants to be in the form of Exhibit Q hereto), dated as of a date not more than thirty (30) days prior to Closing;

               (h) all licenses, permits, approvals, zoning exceptions and approvals, consents and orders of governmental, municipal or regulatory authorities in Seller's possession or control and relating to the ownership, operation and use of the Project, including, without limitation, a certificate of occupancy for the Project;

               (i) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct, and notices to the other parties under the Service and Supply Contracts and Equipment Leases notifying them of the sale of the Project to Purchaser;

               (j) a closing statement setting forth all prorations and credits required hereunder;

               (k) UCC, judgment and tax lien searches showing no financing statements on file with respect to the Personal Property other than those in favor of the Mortgagee, the lender under the Van Financing Documents and any lessor under the Equipment Leases;

               (l) terminations, effective no later than Closing, of (i) those Service and Supply Contracts and Equipment Leases which Purchaser has elected not to assume provided such Contracts and Leases are terminable prior to Closing and provided Purchaser pays any termination fees, together with an indemnity from Seller for any claims or liabilities arising under such Service and Supply Contracts and Equipment Leases, and (ii) the Management Agreement if it is not to be assumed under the terms hereof;

               (m) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

               (n) any documents reasonably required of Seller by the Title Company, including an owner's affidavit as to parties in possession and work in progress;

               (o) evidence reasonably satisfactory to Purchaser and the Title Company that the sale of the Project to Purchaser has been duly authorized by Seller.

               (p) the original of all Project Agreements to the extent they are in the possession of Seller or its agents;

               (q) all keys and combinations to locks located at the Project;

               (r) except to the extent previously delivered to Purchaser, all soil reports, engineering studies, maintenance records, consultant reports, plans and specifications and books and records relating to the Project which are in the possession of Seller or its managing agent;

               (s) a complete set of all guest registration cards, guest transcripts, guests' histories and all other guest information;

               (t) a complete list of all advance room reservations and functions in reasonable detail so as to enable Purchaser to honor them;

               (u) evidence that Seller has complied with all bulk sales laws or an indemnity from Seller for all claims arising out of Seller's failure to give any bulk sale notices required by law;

               (v) an assignment of Seller's rights under the Loan Documents to the escrow pursuant to which the deposits from prospective members for the Project's golf course are being held, together with written confirmation from the escrow holder that the escrow holder is holding all amounts required to be held in escrow in connection with the golf course;

               (w) if any employees at the Project are covered by any defined benefit programs, a letter from the trustee or sponsor for such program confirming that such programs are not underfunded as of the Closing;

               (x) an assignment of the 12 Acre Contract in the form of Exhibit R attached hereto (the "Assignment of the 12 Acre Contract"), executed by Seller, assigning the 12 Acre Contract to Purchaser;

               (y) and assignment of the 2-3 Acre Contract in the form of Exhibit S attached hereto (the "Assignment of the 2-3 Acre Contract"), executed by Seller, assigning the 2-3 Acre Contract to Purchaser;

               (z) any documents reasonably required by the Mortgagee or the lender under the Van Financing Documents for the assignment by Seller of the Loan Documents and the Van Financing Documents respectively; and

               (aa) and any transfer and sales tax returns required by law.

     (2) Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to the Seller):

          (a) payment of the Purchase Price, plus or minus prorations;

          (b) a certificate from Purchaser that each of the representations and warranties contained in Section 4 is true and correct as of the Closing Date;

          (c) copies of the Assignment of Service and Supply Contracts and Development Contracts, the Assignment of Tenant Leases, the Assignment of Equipment Leases, the Assignment of the 12 Acre Contract and the Assignment of the 2-3 Acre Contract, executed by Purchaser;

          (d) any transfer and sales tax returns required by law;

          (e) any documents reasonably required by the Mortgagee or the lender under the Van Financing Documents for the assumption by Purchaser of the Loan Documents and the Van Financing Documents respectively; and

          (f) the Stone Indemnity executed by Purchaser if the Mortgagee does not deliver the Stone Release by Closing.

     D. Prorations. The Purchase Price for the Property shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser:

          1. Hotel Revenues. Except as set forth below, Seller shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from hotel room operations, restaurant operations, hotel banquet and conference facility operations, and other revenue of any kind attributable to the same for the period prior to 12:01 a.m. on the Closing Date. Purchaser shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from restaurant operations, hotel banquet and conference facility operations, and all other revenue of any kind attributable to any of the same for the period on and after 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, Purchaser shall be entitled to one-half (1/2) of the revenue from hotel rooms at the Project for the night preceding the Closing. Purchaser shall not give Seller a credit at Closing for any accounts receivable in connection with the Project as of Closing; but Purchaser shall use reasonable efforts to collect such accounts receivable and shall remit them to Seller within fifteen (15) days of collection, less all reasonable costs of collection; provided, however, any collection of account receivables shall be applied to those accounts designated by the payor, and, if there is no such designation, first to undisputed accounts receivable accruing prior to Closing but less than ninety (90) days old and then to undisputed accounts receivable accruing after Closing and lastly to undisputed accounts receivable accruing prior to Closing which are more than ninety (90) days old. Seller shall deliver to Purchaser or provide Purchaser a credit against the Purchase Price for the Project in an amount equal to all guest reservation deposits held by the hotel for hotel guests arriving or staying after check out time for the Project on the Closing Date. If any account receivable accruing prior to the Closing is not paid within forty-five (45) days of the due date, Seller may elect to pursue the party obligated on the account receivable; and Purchaser shall cooperate in such pursuit provided Purchaser shall not be obligated to become a party to any lawsuit and provided Purchaser shall not incur any expense as a result thereof

          2. Rents payable under Tenant Leases. Any portion of any Rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date, net of Purchaser's costs of collection, if any, shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Section hereof; and any portion thereof properly allocable to periods subsequent to the Closing Date, if any, shall be paid to Purchaser. Any amount collected from a tenant shall first be applied to such tenant's current monthly rental and then to past due amounts in the reverse order in which they were due. Any advance rental payments or deposits paid by tenants prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any security deposits or other amounts paid by tenants, together with any interest on both thereof to the extent such interest is due to tenants, shall be credited to Purchaser on the Closing Date. No credit shall be given the Seller for accrued and unpaid Rent or any other non-current sums due from tenants until said sums are paid.

          3. Cash. Purchaser shall give Seller a credit at Closing for all petty cash funds at the Project and all cash in any operating accounts for the Project to the extent such petty cash and operating accounts are transferred to Purchaser at Closing. Purchaser and Seller shall make mutually satisfactory arrangements for counting such cash and determining the balances in the operating accounts as of 12:01 a.m. Central time on the Closing Date. Seller shall also receive a credit for any cash in escrow accounts controlled by the Mortgagee which are set forth in the Loan Documents, other than any cash in the Golf Membership Deposit Account, provided Seller's rights to such escrow accounts are transferred to Purchaser at Closing.

          4. Trade Payables. Trade payables shall mean (for all purposes) under this Agreement open accounts payable to trade vendors or suppliers of the Project's hotel, restaurant, bar or similar facilities. Seller agrees to give Purchaser a credit at Closing for all trade payables from the Project which have accrued on or prior to 12:01 a.m. Central time on the Closing Date, and Purchaser shall be obligated to pay such payables to the extent it has received a credit from Seller at Closing. Purchaser agrees to pay all trade payables from the Project which have accrued after 12:01 a.m. Central time on the Closing Date and shall and hereby does indemnify and hold Seller harmless from payment of the same. Purchaser shall also assume responsibility for any purchase orders made by Seller in the ordinary course of business for Expendables and Consumables not delivered to the Project as of the Closing Date provided the Consumables and Expendables at the Project are at historic levels on the Closing Date. The indemnities contained or provided for in this section survive Closing.

          5. Banquet and Event Deposits. Purchaser shall receive and be entitled to a credit against the Purchase Price for all prepaid deposits for banquets and other functions that are scheduled to take place at the Project on or after the Closing Date.

          6. Service Contracts and Equipment Leases. Any amounts prepaid or payable under any Service Contracts or Equipment Leases which Purchaser has elected to assume shall be prorated at the Closing as of the Closing Date with Seller obligated for all sums accrued prior to 12:01 a.m. on the Closing Date and Purchaser obligated for all sums accrued after 12:01 a.m. on the Closing Date. Seller shall remain liable for all obligations under Service Contracts and Equipment Leases which Purchaser has not elected to assume in accordance with the terms hereof.

          7. Sales Tax. Seller shall give Purchaser a credit for any and all sales, occupancy, use or other taxes due in connection with the operation of the Project which have accrued prior to the Closing Date and shall indemnify Purchaser for all such taxes to the extent Purchaser has not received such credit. Purchaser shall be responsible to pay all such taxes to the extent it has received a credit and shall indemnify Seller for such taxes. The indemnifications set forth herein shall survive the Closing.

          8. Taxes. Purchaser shall receive a credit for any accrued but unpaid real estate taxes imposed in respect of the Project for the portion of the current year which has elapsed prior to the Closing Date (and to the extent unpaid, for prior years). If the amount of any such taxes have not been determined as of Closing, such credit shall be based on 105% of the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. Seller shall also give Purchaser a credit for any special assessments which are levied or charged against the Project prior to Closing, whether or not then due and payable.

          9. Utilities. Utilities and fuel, including, without limitation, steam, water, electricity, gas and oil shall be prorated as of Closing. The Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. Seller shall receive a credit at Closing for any refundable deposits made by Seller with utility companies for the Project.

          10. Employee Expenses. Seller has informed Purchaser that all persons currently employed for work in or in connection with the Project and its operation ("Employees") are employees of third party manager of the hotel and not of Seller. Purchaser shall receive a credit at Closing for any wages or benefits accrued prior to the Closing which are payable or owed to the Employees, including any accrued sick, personal and vacation days and any unfunded or underfunded pension obligations; and Seller shall indemnify Purchaser against any claim in connection with such obligations to the extent not credited to Purchaser at the Closing. The indemnity provided herein shall survive the Closing. In addition, Seller shall comply with all obligations imposed on Seller, by the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or by other applicable federal or state laws regarding continuation coverage rights, to the extent that it is required to do so under applicable laws.

          11. Management Agreement. Management fees payable under the Management Agreement shall be prorated at Closing on an estimated basis. As soon as the Operator has finally determined the management fees for the year in which the Closing occurs, Seller and Purchaser shall reprorate such management fees.

          12. Golf Operations. All revenue from golf operations at the Project, including annual membership fees, shall be prorated at Closing, and Seller shall give Purchaser a credit for any initiation fees or payments which have been deposited with Seller prior to the Closing except to the extent such initiation fees or deposits are being held by the Mortgagee or have been used for the development of the Project's new golf course or for the Project's golf membership program, all as provided in the budget approved in writing by Purchaser.

          13. First Mortgage. Seller shall receive a credit at Closing for any prepaid interest under the First Mortgage, and Buyer shall receive a credit at Closing for any accrued interest and other outstanding obligations under the First Mortgage.

          14. Golf Course Development. Purchaser shall give Seller a credit at Closing for any amounts expended by Seller after the date hereof and prior to the Closing in accordance with the Development Budget, except to the extent Seller is reimbursed for such costs out of the Golf Membership Deposit Escrow Account maintained by the Mortgagee. Seller shall have the right to use funds in the Golf Membership Deposit Escrow for such expenditures in accordance with the Development Budget, but Seller shall not be entitled to any credit at Closing for the balance in the Golf Membership Deposit Escrow.

          15. Pro Shop Inventory. Purchaser shall give Seller a credit at Closing for eighty percent (80%) of Seller's cost of the inventory in the Project's pro shop.

     At least five (5) days prior to Closing, Seller shall deliver to Purchaser copies of all information and records necessary to support the prorations hereunder. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same. The parties shall reprorate the foregoing amounts and agree upon a final proration of all items set forth herein within ninety (90) days after the Closing except for items with respect to which the parties have not received final information within such ninety (90) day period.

     E. Expenses. The Seller shall pay (1) the so-called grantor's tax payable in connection with the transfer of the Project to Purchaser, (2) all of its own legal costs, (3) one-half of any escrow or closing fees charged by the Title Company, (4) any costs or expenses charged by the Mortgagee in connection with the approval of the transaction set forth herein and the assumption of the First Mortgage by Purchaser, including the cost to Purchaser of a so-called non-consolidation opinion and an independent director, (5) any fees charges by the lessors under the Equipment Leases for the transfer of the Equipment Leases to Purchaser, and (6) any fees charged by the lender under the Van Financing Documents. Purchaser shall pay (1) any and all documentary or transfer taxes payable in connection with the recording of the deed provided in this Agreement except for the so-called grantor's tax, (2) all expenses of or related to the policies of owner's title insurance (including, but not limited to, insurance premiums, the costs of endorsements and the cost of reinsurance), except for the costs of any endorsements which Seller is obligated to obtain pursuant to the terms hereof, (3) all of its own legal and due diligence costs, (4) the cost of the survey of the Project, and (5) one-half of any escrow or closing fees charged by the Title Company. Any other closing costs not specifically allocated to either Seller or Purchaser under this Agreement shall be allocated to the party customarily bearing such cost in the county where the Project is situated.

     F. Title. At the Closing and as a condition to the Closing, Purchaser shall have received from the Title Company, an ALTA owner's policy of title insurance or equivalent in form and substance acceptable to Purchaser (the "Owner's Policy") with Purchaser named as the insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, and with reinsurance in amounts and with companies acceptable to Purchaser, insuring that fee title to the Land and Improvements are vested in Purchaser, subject only to the Permitted Exceptions and Tenant Leases. The Owner's Policy shall include the following express affirmative coverage (either by the express terms of the Owner's Policy or by title endorsements), all in form and substance reasonably acceptable to Purchaser provided the Title Company has agreed in writing to issue such coverage prior to the end of the Inspection Period:

          (a) protection against (i) liens for labor, services or materials whether or not of record; (ii) parties in possession (other than tenants under Tenant Leases, as such tenants only); (iii) unrecorded easements;
     (iv) taxes or special assessments not shown by the public records; and
     (v) exceptions which a correct survey would disclose;

          (b) a long form (3.1) zoning endorsement including insurance that the Project is in compliance with all zoning requirements relating to parking and loading docks;

          (c) if the legal description for the Land contains more than one parcel, a contiguity endorsement for each of the parcels which comprise the Land insuring that such parcels are contiguous parcels of real estate;

          (d) coverage insuring that the Project has access, that the Project abuts on physically open streets and that the property insured in the Owner's Policy is the same as that shown on the Survey (defined below);

          (e) the owner's equivalent of a so-called Comprehensive Endorsement No. 1, insuring that there are no encroachments over property lines or easements and that there are no violations of any covenants, conditions or restrictions of record;

          (f) a endorsement insuring that the Project includes only the tax parcel numbers listed on the Owner's Policy and that none of such numbers covers property other than the Project;

          (g) an endorsement insuring that all utilities serving the Project come through publicly dedicated streets or valid, perpetual easements;

          (h) an endorsement insuring over all survey exceptions; and

          (i) an endorsement that the Project complies with all subdivision laws.

Except with the prior written approval of Purchaser, Seller shall not deliver (nor cause or permit to be delivered) to the Title Company, on behalf of the Seller, any indemnities of the Seller relating to the issuance of the Owner's Policy for any liens in excess of $100,000. If the Owner's Policy discloses any liens or encumbrances which are not Permitted Exceptions which Seller is obligated to cure pursuant to Section 6(1) above, Purchaser may remove such liens at Closing by paying so much of the Purchase Price to the holders of the liens as is necessary to do so.

     G. Guest Property. The parties shall arrange for hotel guests to sign new deposit box or other appropriate receipts on the day before the Closing Date with respect to baggage, personal property, laundry, valet packages and other property checked or left in the care of Seller by transient hotel guests or tenants or left in lockers by parties using the Project's golf courses; and, to the extent such receipts are not obtained, such property shall be sealed, listed in an inventory prepared and signed jointly by the parties as of the Closing Date, and Purchaser shall be responsible from and after the Closing Date for all such property listed in said inventory. Seller shall be responsible for all items allegedly left at the Project by guests prior to Closing and not listed on said inventory.

     SECTION8. INDEMNIFICATION. (a) Except to the extent Purchaser has received a credit therefore and except to the extent arising out of the actions of Purchaser, Seller shall hold harmless, indemnify and defend the Purchaser and Project from and against: (a) any and all obligations, liabilities, claims, liens or encumbrances, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Project prior to the Closing Date, including, but not limited to, (i) any damage to property or injury to or death of any person occurring prior to the Closing, (ii) claims by guests at the Project arising out of events occurring prior to Closing, (iii) obligations to pay any taxes in connection with the operation of the Project prior to Closing, and (iv) liabilities or obligations with respect to employees at the Project accruing prior to Closing; (b) any loss or damage to Purchaser resulting from any inaccuracy in or breach of any representation or warranty of Seller or resulting from any breach or default by Seller under this Agreement; (c) any claims for brokerage commissions or fees in connection with leases of the Project executed prior to the Closing except to the extent Seller gives Purchaser a credit for such commissions at Closing; (d) any obligations existing on the Closing Date for tenant alterations, improvements and punchlist items in connection with the Project arising out of tenant leases for the Project executed prior to Closing; (e) any wages, salaries, pension liabilities or fringe benefits accruing prior to Closing for those employees of Seller or Seller's operator at the Project; and (f) all costs and expenses of Purchaser, including reasonable attorneys' fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered.

     (b) Except to the extent Seller has received a credit therefore and except to the extent arising out of the actions of Seller, Purchaser shall hold harmless, indemnify and defend the Seller from and against: (a) any and all obligations, liabilities, claims, liens or encumbrances, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Project from and after the Closing Date, including, but not limited to, (i) any damage to property or injury to or death of any person occurring after the Closing, (ii) claims by guests at the Project arising out of events occurring after the Closing, (iii) obligations to pay any taxes in connection with the operation of the Project after the Closing, and (iv) liabilities or obligations with respect to employees of Purchaser or its operator at the Project accruing after the Closing; (b) any loss or damage to Seller resulting from any inaccuracy in or breach of any representation or warranty of Purchaser or resulting from any breach or default by Purchaser under this Agreement; (c) any claims for brokerage commissions or fees in connection with leases of the Project executed after the Closing; (d) any obligations incurred after the Closing Date for tenant alterations, improvements and punchlist items in connection with the Project arising out of tenant leases for the Project executed after the Closing; (e) any wages, salaries, pension liabilities or fringe benefits accruing after the Closing for those employees of Purchaser or Purchaser's operator at the Project; and
(f) all costs and expenses of Seller, including reasonable attorneys' fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered.

     SECTION9. WAIVER. Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.

     SECTION10. BROKERS. Purchaser and Seller each represents and warrants to the other that it has not dealt with any brokers or finders in connection with the transactions set forth herein other than HREC Hospitality Real Estate Counselors and The Greenwich Group (collectively, the "Broker"); and each party shall indemnify and hold the other party harmless from all claims and expenses resulting from its breach of the foregoing representation and warranty. Seller shall be responsible for and pay at Closing any fees, commissions or other amounts due the Broker in connection with the transactions set forth herein.

     SECTION11. SURVIVAL; FURTHER INSTRUMENTS. Except as set forth herein, all warranties, representations, covenants, obligations and agreements contained in or made pursuant to this Agreement shall survive the Closing hereunder and the transfers and conveyances and other transactions hereunder or contemplated hereby and any and all performances hereunder. All warranties and representations shall be effective regardless of any investigation made or which could have been made. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

     SECTION12. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth in Section 14 below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

     SECTION13. REMEDIES. If Seller shall default hereunder prior to Closing, Purchaser shall be entitled to sue for specific performance of this Agreement in addition to any other rights and remedies it may have at law or equity. If Purchaser shall default hereunder, Seller's sole and exclusive remedy shall be to collect the Earnest Money as liquidated damages, Seller hereby waiving all other claims and remedies.

     SECTION14. MISCELLANEOUS. This Agreement (including all Exhibits hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters; provided, however, the parties shall have two
(2) weeks after execution of this Agreement to agree on any Exhibits hereto which are not attached at the time this Agreement is executed. If the parties cannot agree on such Exhibits within such two (2) week period, this Agreement shall be null and void and the Earnest Money shall be returned to Purchaser. The section headings shall not be used in construing this Agreement. Except as otherwise provided above, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located. Purchaser may assign its rights under this Agreement without the prior written consent of Seller (in which event the transferee shall assume in writing all of the transferor's obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.

     SECTION15. NOTICES. All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by messenger, facsimile, reputable overnight courier or registered or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been given on the date of actual receipt. If a notice is sent by facsimile, a copy of the notice shall be sent by one of the other methods specified above. Notices shall be addressed as follows:

     (a)  Lansdowne Resort Limited Partnership
          %Lansdowne Resort Corp, General Partner
          Attn. Mr. Joel A. Stone, President,
          630 Dundee Rd., Suite 220
          Northbrook, IL 60062;
          Phone (847) 562-4503
          Facsimile No.: (847) 562-4505

          With a copy to:

          Steven E. Silverman, Attorney at Law
          630 Dundee Rd., Suite 220
          Northbrook, IL 60062;
          Phone (847) 562-4514
          Facsimile No.: (847) 562-4515


     (b) To Purchaser:

         c/o LaSalle Hotel Properties
         4800 Montgomery Lane
         Suite M25
         Bethesda, Maryland 20814
         Attention: Michael D. Barnello
         Phone (301) 941-1530
         Facsimile No. (301) 941-1553

         with a copy to:

         Hagan & Associates
         200 East Randolph Drive
         Suite 4322
         Chicago, Illinois  60601
         Attention:  R. K. Hagan
         Phone (312) 228-2994
         Facsimile No. (312) 228-0982

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Paragraph.

     SECTION 16. ATTORNEYS' FEES. In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its attorneys' fees.

     SECTION 17. CONFIDENTIALITY. Except for any disclosures required by law or the Securities and Exchange Commission, including, without limitation, Regulation FD, Seller and Purchaser agree to keep this Agreement and all information delivered pursuant hereto confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party.; provided, however, either party may make disclosures to the Operator, governmental agencies and its advisors, lenders and investors to the extent reasonably necessary to consummate the transactions set forth herein.

     SECTION 18. AUDITED FINANCIAL STATEMENTS. Within thirty (30) days after the Closing, Seller shall cause to be delivered to Purchaser audited financial statements for the Project covering the period from January 1, 2001, through the Closing from one of the so-called "Big 4" accounting firms, together with a consent from the accounting firm for the use of such financial statements in Purchaser's SEC Form 305 filing. Seller shall be liable for the cost of such financial statements except that Purchaser shall be responsible for any additional costs required to put such financial statements in a form which can be used with SEC Form 305.

     SECTION 19. LIKE KIND EXCHANGE. Seller agrees to reasonably cooperate with Purchaser in effecting an exchange transaction by Purchaser which includes the Project pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by Purchaser shall be at Purchaser's sole cost and expense and shall not delay the Closing.

     SECTION 20. HOLDBACK. Seller shall retain a liquid net worth of at least $3,000,000 for the period commencing on the Closing and ending one (1) year after the Closing, which liquid net worth can be used to satisfy Seller's obligations hereunder after the Closing; and, if Purchaser makes a claim for breach of Seller's obligations hereunder during such period, Seller shall continue to maintain a liquid net worth at least equal to such claim, up to a maximum amount of $3,000,000, until such claim has been finally resolved. Seller's obligations under this Section shall be reduced by (a) the difference between any funds held by the Mortgagee in the Debt Service Reserve and the amount of the prepayment penalty under the First Mortgage or (b) any funds deposited in escrow with the Title Company pursuant to Section 2(A)(1) above.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    LANSDOWNE RESORT LIMITED PARTNERSHIP, an
                                       Illinois limited partnership

                                    By: Lansdowne Resort Corp., an Illinois
                                       corporation, its general partner



                                    By:       /s/ Joel Stone
                                       -------------------------------------
                                    Title:   President
                                          ----------------------------------


                                     LHO NEW ORLEANS LM, L.P.,
                                     a Delaware limited partnership

                                     By: LHO New Orleans Financing, Inc., a
                                         Delaware corporation, its general
                                         partner


                                        By:       /s/ Alan DeSantis
                                            --------------------------------
                                        Title:    Vice President
                                              ------------------------------

                                   EXHIBITS

         Exhibit A - Legal Description
         Exhibit B - Personal Property
         Exhibit C - 12 Acre Parcel
         Exhibit D - 2-3 Acre Parcel
         Exhibit E - Service and Supply Contracts
         Exhibit F - Equipment Leases
         Exhibit G - Tenant Leases
         Exhibit H - Labor Contracts
         Exhibit I - Existing Bookings
         Exhibit J - Loan Documents
         Exhibit K - Development Contracts
         Exhibit L - Operator's Estoppel Certificate
         Exhibit M - Bill of Sale and Assignment
         Exhibit N - Assignment of Service and Supply Contracts and Development
                         Contracts
         Exhibit O - Assignment of Tenant Leases
         Exhibit P - Assignment of Equipment Leases
         Exhibit Q - Tenant Estoppel Certificate
         Exhibit R - Assignment of 12 Acre Contract
         Exhibit S - Assignment of 2-3 Acre Contract
         Exhibit T- Development Budget
         Exhibit U - Golf Membership Documents

                                   EXHIBIT L

                             ESTOPPEL CERTIFICATE
                             --------------------


To:
    --------------------------------
    --------------------------------
    --------------------------------
Attention: -------------------------

Property Address:
                   ---------------------------------
                   ---------------------------------
                   (the "Property")

The undersigned (the "Operator") hereby certifies to you as follows:

     (1) Operator is a the operator under a certain management agreement (the "Management Agreement"), dated ________________, 19__, for the Property; the Management Agreement has not been canceled, modified, assigned, extended or amended except as follows:
________________________.

     (2) All payments due under the Management Agreement have been paid through the date hereof, and there have been no prepayments under the Management Agreement.

     (3) The Management Agreement terminates on _________, and Operator has no renewal options. _______________.

     (4) To Operator's knowledge: (a) the Management Agreement is in full force and effect; (b) the Management Agreement is free from default and free from any event which could become a default under the Management Agreement;
(c) Operator has no outstanding claims against the owner under the Management Agreement, and (d) there are no outstanding disputes under the Management Agreement.

     The undersigned has executed this Estoppel Certificate with the knowledge and understanding that you, or one of your affiliates, is acquiring the Property in reliance on this Estoppel Certificate and that the undersigned will be bound by this Estoppel Certificate. The statements contained herein may be relied upon by you and your affiliates, and any mortgagee of the Property and their successors and assigns.

        Dated this ______ day of _____________, 20___.

                             ---------------------------------

                             By:
                                ------------------------------

                             Title:
                                   ---------------------------

                                   EXHIBIT M

                          BILL OF SALE AND ASSIGNMENT
                          ---------------------------

     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, __________________________________,

a ___________________________ (hereinafter called "Seller"), hereby assigns,

conveys and transfers to ________________________, a _____________________

("Purchaser"), all of the Personal Property (as defined in that certain

Purchase and Sale Agreement, dated ___________________, 20____, between

Purchaser and Seller for the _________ Hotel in ___________, _____________).

     TO HAVE AND TO HOLD the Personal Property unto Purchaser, its successors and assigns. Seller, for itself, its successors and assigns, does hereby warrant and will forever defend title to the Personal Property unto Purchaser, its successors and assigns, against the lawful claims of all persons, claiming by, through or under Seller, but not otherwise.

  IN WITNESS WHEREOF, Seller has caused this instrument to be executed as of the ____ day of ___________, 20___.

                                                                          , a
                                   ---------------------------------------




                                   By:
                                       ------------------------------------
                                   Title:
                                         ----------------------------------

                                   EXHIBIT N

     ASSIGNMENT OF SERVICE AND SUPPLY CONTRACTS AND DEVELOPMENT CONTRACTS
     --------------------------------------------------------------------


     THIS ASSIGNMENT dated _____________, 20____ (the "Assignment"), is entered into by and between ________________________________, a
____________________ (hereinafter called "Assignor"), and
_______________________, a __________________________ ("Assignee").


                                  WITNESSETH:

     WHEREAS, Assignor is a party to those certain service and supply contracts set forth in Exhibit A attached hereto (the "Service and Supply Contracts") with respect to that certain real property located at in , (the "Property"); and

     WHEREAS, Assignor is a party to those certain development contracts set forth in Exhibit B attached hereto (the "Development Contracts") with respect to the Property; and

     WHEREAS, Assignor desires to assign its interest in the Service and Supply Contracts and the Development Contracts to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Service and Supply Contracts and the Development Contracts; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the Service and Supply Contracts and the Development Contracts prior to the date hereof except to the extent Assignor has given Assignee a credit for such obligations.

     2. Assignee hereby assumes and shall pay, perform and discharge all of the Assignor's obligations under the Service and Supply Contracts and the Development Contracts accruing on or after the date hereof and, to the extent Assignor has given Assignee a credit therefor, any such obligations under the Service and Supply Contracts and the Development Contracts accruing prior to the date hereof.

     3. Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the Service and Supply Contracts and the Development Contracts arising prior to the date hereof. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the Service and Supply Contracts and the Development Contracts arising on or after the date hereof

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

                                   ---------------------------------------, a
                                    --------------------------------------


                                   By:
                                       ------------------------------------
                                   Title:
                                         ----------------------------------




                                   ---------------------------------------,
                                    a--------------------------------------


                                   By:
                                       ------------------------------------
                                   Title:
                                         ----------------------------------

                                   EXHIBIT O

                          ASSIGNMENT OF TENANT LEASES
                          ---------------------------


     THIS ASSIGNMENT dated _____________, 20____ (the "Assignment"), is entered into by and between ________________________________, a
__________________________ (hereinafter called "Assignor"), and
____________________________, a _____________________________ ("Assignee").


                                  WITNESSETH:

     WHEREAS, Assignor is the landlord under those certain tenant leases set forth in Exhibit A attached hereto (the "Tenant Leases") with respect to that certain real property located at ________________________ in __________________________, _______________________; and

     WHEREAS, Assignor desires to assign its interest in the Tenant Leases to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Tenant Leases; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the Tenant Leases prior to the date hereof except to the extent Assignor has given Assignee a credit for such obligations.

     2. Assignee hereby assumes and shall pay, perform and discharge all of the Assignor's obligations under the Tenant Leases accruing on or after the date hereof (including, but not limited to the obligation, on or subsequent to the date hereof, to return any security deposits under the Tenant Leases) and, to the extent Assignor has given Assignee a credit therefor, any such obligations under the Tenant Leases accruing prior to the date hereof.

     3. Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the Tenant Leases arising prior to the date hereof. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the Tenant Leases arising on or after the date hereof

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

                                                                           , a
                                          ---------------------------------

                                          ---------------------------------



                                          By:
                                              -----------------------------
                                          Title:
                                                ---------------------------


                                                                            , a
                                          ----------------------------------
                                          ----------------------------------



                                          By:
                                              ------------------------------
                                          Title:
                                                ----------------------------

                                   EXHIBIT P

                        ASSIGNMENT OF EQUIPMENT LEASES
                        ------------------------------


     THIS ASSIGNMENT dated ______________, 20___ (the "Assignment"), is entered into by and between ____________________________, a
________________________ (hereinafter called "Assignor"), and
_________________________, a ___________________________ ("Assignee").


                                  WITNESSETH:

     WHEREAS, Assignor is the lessee under those certain equipment leases set forth in Exhibit A attached hereto (the "Equipment Leases") with respect to that certain real property located at in , ; and

     WHEREAS, Assignor desires to assign its interest in the Equipment Leases to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Equipment Leases; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the Equipment Leases prior to the date hereof except to the extent Assignor has given Assignee a credit for such obligations.

     2. Assignee hereby assumes and shall pay, perform and discharge all of the Assignor's obligations under the Equipment Leases accruing on or after the date hereof and, to the extent Assignor has given Assignee a credit therefor, any such obligations under the Equipment Leases accruing prior to the date hereof.

     3. Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the Equipment Leases arising prior to the date hereof. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the Equipment Leases arising on or after the date hereof

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

                                                                            , a
                                          ----------------------------------
                                          ----------------------------------

                                          By:
                                              ------------------------------
                                          Title:
                                                ----------------------------



                                                                            , a
                                          ----------------------------------
                                          ----------------------------------



                                          By:
                                              ------------------------------
                                          Title:
                                                ----------------------------

                                   EXHIBIT Q

                          TENANT ESTOPPEL CERTIFICATE
                          ---------------------------


To:
    --------------------------------
    --------------------------------
    --------------------------------
    Attention:
               ---------------------

Property Address:
                  ---------------------------------
                  ---------------------------------
                  (the "Property")

Premises at Property: ____________________________________(the "Premises")

   The undersigned tenant (the "Tenant") hereby certifies to you as follows:

     (1) Tenant is a tenant at the Property under a lease (the "Lease") dated ________________, 19__, for the Premises; the Lease has not been canceled, modified, assigned, extended or amended except as follows:
__________________________.

     (2) All base rent, rent escalations and additional rent under the Lease has been paid through ______________, 19___. There is no prepaid rent, except for the current month, and the amount of security deposit is $________.

     (3) Base rent is currently payable in the amount of $___________ per month, and Tenant is currently making estimated payments for operating expenses and taxes in the amount of $__________ per month.

     (4) The Lease terminates on _________, and Tenant has the following renewal option(s)_______________________________.

     (5) To Tenant's knowledge: (a) the Lease is in full force and effect; (b) the Lease is free from default and free from any event which could become a default under the Lease; and (c) Tenant has no claims against the landlord or offsets or defenses against rent.

     (6) The Tenant has received no notice of prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents payable thereunder, except
________________________________________________.

     (7) The Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises and does not hold the Premises under an assignment or sublease, except:
______________________________.

     (8) The Tenant has no rights or options to purchase the Property.

     (9) The Tenant is not insolvent or bankrupt and is not contemplating seeking relief under any insolvency or bankruptcy statutes.

     The undersigned has executed this Estoppel Certificate with the knowledge and understanding that you, or one of your affiliates, is acquiring the Property in reliance on this Estoppel Certificate and that the undersigned will be bound by this Estoppel Certificate. The statements contained herein may be relied upon by you and your affiliates, and any mortgagee of the Property and their successors and assigns.

        Dated this ______ day of _____________, 20___.

                                     ------------------------------------

                                     By:
                                        ---------------------------------
                                       Title:
                                             ----------------------------

                                   EXHIBIT R

                        ASSIGNMENT OF 12 ACRE CONTRACT
                        ------------------------------


     THIS ASSIGNMENT dated __________________, 20____ (the "Assignment"), is entered into by and between ______________________________, a
________________________ (hereinafter called "Assignor"), and
_______________________ , a ______________________ ("Assignee").


                                  WITNESSETH:
                                  -----------

     WHEREAS, Assignor is the Seller under a certain Real Estate Sales Contract, dated as of ___________________, 20_____, by and between Seller and _______________ for certain real property described in Exhibit A attached hereto (the "12 Acre Contract"); and

     WHEREAS, Assignor desires to assign its interest in the 12 Acre Contract to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the 12 Acre Contract; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the 12 Acre Contract prior to the date hereof; and, provided further, the foregoing assignment shall not be deemed to affect or negate Assignor's rights to certain payments from Assignee with respect to the 12 Acre Contract as set forth in that certain Purchase and Sale Agreement between Assignor and Assignee for the Lansdowne Resort in Leesburg, Virginia.

     2. Assignee hereby assumes and shall pay, perform and discharge all of the Assignor's obligations under the 12 Acre Contract accruing on or after the date hereof.

     3. Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the 12 Acre Contract arising prior to the date hereof. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the 12 Acre Contract arising on or after the date hereof

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

                                                                     , a
                                    ---------------------------------

                                          ---------------------------------



                                          By:
                                              -----------------------------
                                          Title:
                                                ---------------------------


                                                                            , a
                                          ----------------------------------
                                          ----------------------------------



                                          By:
                                              ------------------------------
                                          Title:
                                                ----------------------------

                                   EXHIBIT S

                        ASSIGNMENT OF 2-3 ACRE CONTRACT
                        -------------------------------


     THIS ASSIGNMENT dated __________________, 20____ (the "Assignment"), is entered into by and between ______________________________, a
________________________ (hereinafter called "Assignor"), and
_______________________ , a ______________________ ("Assignee").



                                  WITNESSETH:
                                  -----------

     WHEREAS, Assignor is the Seller under a certain Real Estate Sales Contract, dated as of , 20 , by and between Seller and for certain real property described in Exhibit A attached hereto (the "2-3 Acre Contract"); and

     WHEREAS, Assignor desires to assign its interest in the 2-3 Acre Contract to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the 2-3 Acre Contract; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the 2-3 Acre Contract prior to the date hereof; and, provided further, the foregoing assignment shall not be deemed to affect or negate Assignor's rights to certain payments from Assignee with respect to the 2-3 Acre Contract as set forth in that certain Purchase and Sale Agreement between Assignor and Assignee for the Lansdowne Resort in Leesburg, Virginia.

     2. Assignee hereby assumes and shall pay, perform and discharge all of the Assignor's obligations under the 2-3 Acre Contract accruing on or after the date hereof.

     3. Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the 2-3 Acre Contract arising prior to the date hereof. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the 2-3 Acre Contract arising on or after the date hereof

     4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

     5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

                                                                           , a
                                         ---------------------------------

                                          ---------------------------------



                                          By:
                                              -----------------------------
                                          Title:
                                                ---------------------------


                                                                            , a
                                          ----------------------------------
                                          ----------------------------------



                                          By:
                                              ------------------------------
                                          Title:
                                                ----------------------------


                                     -2-